Exhibit 10.17

PETER ZAFFINO
CHAIRMAN & CHIEF EXECUTIVE OFFICER
AIG
1271 Avenue of the Americas 41st Floor
New York, NY 10020

July 24, 2022

Private & Confidential
Charles Fry
[address redacted]

Dear Charlie,

I am pleased to present you with this formal offer of employment to join AIG Europe (Services) Limited (the
“Company”) on the terms contained in this offer letter and Part 1 of the enclosed Statement of Terms and Conditions of Employment, and to welcome you back to AIG.
These documents form your individual Contract of Employment. You will be employed as Executive Vice President Reinsurance and Risk Capital Optimization, a Grade 30 position. You will be based at 58 Fenchurch Street, London. You will report to Peter Zaffino, Chairman and CEO of AIG.
Your employment will take effect on or about July 31, 2022 at an annual salary of £800,000.
AIG is committed to rewarding performance. As part of that commitment, you will be eligible for an annual incentive award in accordance with and subject to the terms of the AIG Short-Term Incentive plan (the “STI Plan”) with an annualized target equal to £1,000,000 gross. Any award will be subject to deductions for tax and employee National Insurance contributions.
This incentive award, if any, generally will be payable in the first quarter of the year following the performance year.
Payment of any award will only be made provided you are still an employee of the Company on the date the incentive award is due to be paid, or as part of any severance payment payable to you as set forth in this letter.
The actual amount of the award will depend on your attainment of specific goals and objectives, established by AIG’s Chairman and CEO, as well as the performance of AIG. Any such incentive award will be determined at the Company’s sole discretion in accordance with the STI Plan rules.
Continuing with AIG’s commitment to matching rewards to performance, a recommendation on your behalf will be made to the Compensation and Management Resources Committee (CMRC) of the AIG Board of Directors that, under the AIG Long-Term Incentive Plan (the “LTI Plan”), you be granted a 2023 LTI award based on a cash target of

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£1,290,000, which will provide you the opportunity to receive shares of AIG Common Stock in accordance with the LTI Plan.
Any such recommendation and grant are contingent on your being an active employee of the Company on the date of CMRC approval of the grant, which is expected in February of 2023, and will be subject to the terms and conditions of the relevant Long-Term Incentive Plan and the agreement governing the grant. Following 2023, you will remain eligible for future awards under the LTI Plan.
It is agreed that for the purposes of the LTI Plan and any other stock program in which you participate, your prior employment with the Company, from 9 October 2017 through 15 January 2021, will be counted toward your years of service when assessing your eligibility for retirement (which is based on age and length of service).
You will receive a transition payment in the gross amount of £815,000 within 30 days of your start date. If during the first three years of your employment, i) you voluntarily terminate your employment for reasons other than that your reporting line has changed and you are no longer reporting directly to Peter Zaffino, or ii) the Company terminates your employment for Cause, you agree to immediately repay to the Company the (i) net amount (i.e. after deductions for income tax and employee's national insurance contributions) of the transition payment made to you pursuant to this paragraph, and (ii) the balance of the gross amount of the transition payment made to you pursuant to this paragraph if and only to the extent that you have recovered the relevant income tax and national insurance contributions that underpin that balance from HMRC, based on the following schedule:

Date of Termination	Amount of the Transition Payment to Be Repaid
Prior to the 1st anniversary of the hire date	Full payment
1st anniversary to day before 2nd anniversary	2/3rds of payment
2nd anniversary to 3rd anniversary	1/3rd of payment

If your resignation is due to a change in your direct reporting line to Peter Zaffino, or if the Company terminates your employment without Cause, you will be permitted to retain the payment in full. The transition payment will be subject to deductions for tax and employee National Insurance contributions. For the purposes of this paragraph only, “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of your Offer Letter, the Company’s Code of Conduct, or any other personnel or compliance policy applicable to you.
Any long-term incentive compensation paid to you is subject to the AIG Clawback Policy as may be amended from time to time.
On receipt of your signed acceptance of our offer of employment, you will receive a release form from Nardello & Co. Nardello & Co. is a background screening company approved by AIG for Grade 30 level hires. Please complete this as soon as possible.
Under the Asylum and Immigration Act 1996, we are required to verify your right to work in the UK. This offer is therefore made subject to you providing evidence of this, preferably in the form of your passport (note that your driving license is not sufficient) and any accompanying immigration clearance documents. You should bring these with you on your first day of employment. If you are unable to supply these, please contact Rose Marie Glazer in HR via email at [email address redacted] without delay.

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If you fail to produce satisfactory evidence of your continued right to work in the UK, or if you, for whatever reason, have your right to work in the UK revoked, or should it expire without being renewed, your employment will automatically be terminated with no notice, or pay in lieu of notice.
You will be eligible to join The AIG Healthcare Scheme, The AIG Group Income Protection Plan, and Life Assurance Benefit immediately upon joining the Company.
Lifetime Allowance: As you have reached the Lifetime Allowance and have provided evidence of this, you will be receiving an annual salary supplement of £35,100 in lieu of Employer pension contributions to the AIG Retirement Savings Plan. Pensionable salary is defined as base salary only and is capped at £270,000 per annum. The annual salary supplement will be reviewed annually and is taxable.
You may complete the Healthcare Plan Application Form enclosed either now or immediately upon joining the Company, but you will need to return it to Rose Marie Glazer in HR to be enrolled on to the plan.
Some outline information about the AIG Healthcare Plan, AIG Income Protection Plan and the Employee Discount Scheme are included in a short explanatory document called “Your Guide to AIG UK Benefits”. More detailed information will be available to you via the Company Intranet.
A car allowance of £1083.33 per month (£13,000 per annum) will be provided with this position. This shall be payable with and in the same manner as your annual salary.
AIG agrees to pay attorneys’ fees up to £10,000 (exclusive of VAT) regarding the review of this offer letter and Parts 1 and 2 of the enclosed Statement of Terms and Conditions of Employment.
Please note that all the benefits referred to above are offered at the discretion of the Company and the rules of the scheme and can be withdrawn or amended at any time.
As discussed, you will be entitled to participate in the American International Group Inc. Executive Severance Plan (the “ESP plan”), subject to the terms and conditions as detailed in the ESP plan. In addition, in the event that your reporting line is changed, and you are no longer reporting directly to Peter Zaffino for any reason at any point during your employment, you may resign your employment with the Company within six months of this reporting change, with two weeks’ prior written notice. In the event of such resignation, the Company agrees to pay you a termination payment that is equivalent to the severance you would receive under the ESP plan for a Covered Termination (as defined in the ESP plan) and to vest any outstanding LTI awards, provided you execute a release agreement in the form of the release reasonably required by the ESP plan at the time of your termination, including any non-competition covenants.
Please confirm your acceptance of this offer, and your proposed start date, by signing and returning the attached copy of this letter and one set of the terms & conditions of employment.

Yours sincerely,

/s/ Peter Zaffino
Peter Zaffino

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I Charles Fry accept and agree to be bound by the terms contained within this letter and Part 1 of the Statement of Terms and Conditions of Employment.
I have also read, understood and accept Part 2 of the Statement of Terms and Conditions of Employment.
I confirm that I am able to commence work on ………July 31, 2022……………………and understand that this date is subject to the agreement of the Company.

Name:.………Charles Fry……………………………………………………………………

Signed: ............/s/ Charles Fry.................................................. Date: ........July 24, 2022.....................

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Terms and conditions of employment

This agreement forms the written statement we must give you (under section 1 of the Employment Rights Act 1996) about the terms and conditions of your employment.
The agreement is in two parts. Part 1 of this document, together with your offer letter, sets out the terms and conditions of your employment. Part 2 contains details of the policies and procedures which are relevant to your employment. These policies and procedures do not form part of your contract of employment with us and we may change or withdraw them at any time.
This agreement, together with your offer letter, makes up the only legally binding agreement between you and us and replaces any previous agreements or arrangements. This agreement cannot be changed unless you and we both agree to the change in writing.
Further detailed information is included in the office manual which we regularly update. The office manual is available on our company intranet site. Please make sure you read this manual to get to know the company and our working practices.

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Part 1
Terms and conditions

1.Your employer
We, your employer shown in your offer letter, are part of the American International Group of companies, known as AIG. Other companies of the AIG group may take our place as your employers on the same terms and with the same responsibilities that apply at the time. This will not affect your continuous employment and you will be told about the change.
If you are absent from work for any reason, we can appoint another employee to perform and carry out your duties.

2.The date your employment starts
Your employment will start on the date agreed (the "Commencement Date"). For the purposes of the Employment Rights Act 1996, no employment with a previous employer will count as part of your continuous employment with the Company. Your continuous employment (other than (a) as set out in your offer letter in relation to the LTI and other stock programs and (b) as set out in relation to sick pay below) with the Company will therefore start on the Commencement Date.
All terms, conditions and benefits associated with our offer of employment will not take effect until you have started work on the agreed date. Your employment is not subject to any probationary period.
You agree that there is no reason (legal or otherwise) preventing you from taking up your employment with us and performing the duties of your role. You confirm that you will not be breaking any existing or previous terms of employment, or obligations you have, by accepting our offer of employment with us and performing your duties and obligations under this agreement.

3.Salary
You will be paid 1/12th of your yearly salary every month for the month just worked. Your salary will be paid straight into your bank or building society account after deducting tax and National Insurance contributions. The usual pay date is the 24th day of the month. However, if this date falls on a weekend, you will be paid on the Friday before.
If you are off work without our permission, we can withhold your pay for the hours you did not work.

4.Salary reviews
We will review your salary on 1st April each year. At this time, we will decide whether to give you a pay rise.

5.Deductions from your pay

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You agree to pay to AIG any sums you owe us or any Group Company when we ask for them (whether during your employment or after the termination of your employment with AIG).

You agree to indemnify AIG for itself and on behalf of any Group Company in relation to any income tax and employee’s National Insurance contributions not already deducted from your remuneration (or any taxes replacing the same) and any penalties, fines, charges, interests, and costs thereon for which AIG or any Group Company has an obligation at any time to account (whether during your employment or after the termination of your employment with AIG) in relation to you provided that the foregoing indemnity does not apply to penalties, fines, charges, interests and costs which are incurred as a result of any default or delay on the part of AIG or any Group Company and that before the Company relies on the foregoing indemnity it shall give you reasonable cooperation in any challenge to that assessment.

You agree that we can deduct any sums you owe AIG from your wages or from any other sums owed to you by AIG at any time.
This clause is without prejudice to the rights of AIG to recover any sums or balance of sums owing by you to AIG by legal proceedings.

6.Your place of work
Your main place of work is shown in your offer letter. We may also require you to work in other locations from time to time. You must also travel to anywhere necessary to perform your duties properly.
If we expect you to work outside the UK for one or more months, we will give you details of how long you will need to work away, what currency you will be paid in, any changes to your pay and benefits, and any terms relating to you returning to the UK.
Working Time Regulations - you will not generally be required to work more than 48 hours a week (averaged over a rolling 17-week period). If, however you need to regularly work more than 48 hours a week, your manager will ask you to agree in writing to longer working hours. You should talk to your manager if you ever feel that your hours are too long.

7.Annual leave
The holiday year runs from 1 April to 31 March. If you work part time, we will work out your annual leave and entitlement to bank holidays pro rata the leave entitlement of full-time employees.
Each year you are entitled to paid holiday of 30 working days plus the usual public and bank holidays in England and Wales, or Scotland or Northern Ireland if based in these countries. You can take your leave at times agreed with your manager. If you do not take all your holiday entitlement in any year, you cannot carry it forward or receive holiday pay instead.
If you are off work for a period of 26 weeks or more, your entitlement to paid leave will reduce to the statutory holiday entitlement levels, including public and bank holidays.

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If you start or stop working for us part way through a holiday year, we will work out your pro rata holiday entitlement for the remainder of the year. When you stop working for us, you will have deducted from any final payment due to you, an amount equal to the excess holiday taken. For example, if you had taken your full year’s entitlement in three months, holiday pay relating to the number of days taken over your entitlement would be deducted from your final salary or other payments due to you.
If you hand in your notice, or we give you notice that we are ending your employment, you will take any remaining holiday entitlement during your notice period. If, for business reasons, you are unable to take any outstanding holiday owed to you, this will be paid to you in your final salary.

8.Sick pay
We may at our discretion continue to pay you basic salary during periods of sick leave. You will receive Statutory Sick Pay if eligible. For us to consider paying you while you are off sick, you must follow our procedures for reporting your absence as set out in paragraph 1 of part 2. You must also provide any medical evidence we need.
The payment of any sick pay is at our discretion, and, in any rolling 12-month period, you may receive the following sick pay:

	Type of absence	Company Sick Pay	Statutory Sick Pay
	All absence less	100% basic salary up to a
	than 7 days in	maximum of 10 days per
	duration (including	rolling 12-month period*
All permanent	working and non-
full-time employees plus employees on fixed term	working days)		SSP up to a total of 28 weeks
	Certificated absences of more	100% basic salary upon receipt of a satisfactory medical
contracts*	than 7 days	certificate (refer to sick pay
	duration (including	policy) up to a maximum of 16
	working and non-	weeks (see table below)
working days)

*This is the full-time entitlement. If you work less than 5 days per week, you will receive pro-rata benefits based on the number of days worked each week.

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Length of service	Full pay (weeks)	Additional weeks' pay at company discretion
Under 2 years’ service	8	8
2 years’ service and over	16	10

For the purposes of sick pay, your prior employment with the Company, from 9 October 2017 through 15 January 2021, will be counted toward your years of service.
Any additional weeks’ payments, or continuation of benefits shall be at AIG’s absolute discretion. At all times, we reserve the right to withhold, discontinue or require repayment of any contractual sick pay if:

•we are satisfied that you have misrepresented the reasons for your absence or are in any way abusing the sick pay arrangements;
•an injury from an accident at work was caused by your misconduct at work;
•you fail to follow AIG’s sickness absence notification and absence requirements as detailed in the Sickness Absence policy;
•you refuse to engage with Occupational Health at the request of AIG;
•in the opinion of a medical professional nominated by AIG, you are well enough to work;
•there are formal disciplinary or performance proceedings that are pending against you; or
•you act in a manner likely to delay your recovery.

Company Medical
You are eligible to receive a medical assessment on a yearly basis.

Our Group Income Protection Scheme
We pay premiums to a group income protection scheme selected by AIG with such level of benefits as AIG shall in its discretion decide. This scheme would pay you benefits after you have been off work, because of a disability or illness, for a continuous period of 26 weeks. You will only receive this benefit if your claim meets the rules of the scheme and is accepted by our insurers. We will not pay you if our insurer rejects your insurance claim.
We reserve the right to alter, amend or discontinue the group income protection scheme at any time. If your benefits are affected, you will be given written notice.

9.Our healthcare plan

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We pay premiums to a group healthcare scheme selected by AIG with such level of benefits as AIG shall in its discretion decide. You can pay a competitive premium for this scheme to cover your husband, wife, partner, and children.
We reserve the right to alter, amend or discontinue the healthcare provisions at any time. If your benefits are affected, you will be given written notice.

10.Your Pension
As you have reached the Lifetime Allowance and have provided evidence of this, you will be paid a taxable cash allowance in lieu of employer pension contributions as set out in the offer letter.

11.Your Life Insurance Plan
For all employees we pay premiums to provide death-in-service (life insurance) benefits. Under the terms of the plan, if you were to die while employed by us the benefit provider would pay your dependents an amount equal to ten times your annual pensionable salary (subject to HM Revenue and Customs limits at the time currently capped at £270,000 per annum). Please note that lump sum death benefits are insured under an insurance policy and consequently, payment of the benefit is subject to acceptance by, and any terms and conditions imposed by, the insurer.
We reserve the right to alter, amend or discontinue the pension and/or death-in-service (life insurance) provisions at any time. If your benefits are affected, you will be given written notice.

12.Other information
Each of the Life Insurance Plan, Long Term Disability Policy and Healthcare Scheme is subject to the rules of the relevant plan from time to time in force.
Membership and benefits under any of the schemes referred to at clauses 11, 12 and 14 are subject to legal and regulatory requirements, the rules of the plan and the terms of applicable insurance, all as in force from time to time. AIG reserves the right to cease to provide or substitute another provider of any of the benefits available under clauses 11, 12 and 14 or to alter the benefits available to you at any time. No liability shall accrue to AIG in the event that insurance cover under clauses 11, 12 and 14 is refused by the provider or any conditions or limitations to the benefit are applied by the provider.
AIG's sole obligations in respect of the insurance benefits referred to under clauses 11-14 are to pay the premiums from time to time required by the provider and to pay you such sums (if any) as may from time to time be received by AIG from the provider in respect of any claim made by you under the scheme and, for the avoidance of doubt, AIG shall be under no obligation to take any legal action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for you.

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You may be eligible for other paid leave or discretionary benefits subject to satisfying statutory requirements or as set out in any AIG policies from time to time, but these do not form part of your terms and conditions of employment.

13.Other Benefits
Any other benefits provided by AIG from time to time are discretionary.

14.Giving notice
In the event that your reporting line is changed and you are no longer reporting directly to Peter Zaffino at any point of your employment, you may resign your employment with the Company within 6 months of this reporting change, by giving 2 weeks' prior written notice.
In all other circumstances, if you want to stop working for us, you must give us six months' prior written notice of the date you will be leaving.
If we are ending your employment with us, we will give you six months’ written notice of the date your employment will end.
We reserve the right in our sole and absolute discretion to terminate your employment with immediate effect and make a payment in lieu of notice to you (‘Payment in lieu’) within 28 days for all or any remaining part of your notice period. The payment in lieu will be equal to the basic salary (as at your last day of employment) and the cost to AIG of providing your contractual benefits from time to time which you would have received during your notice period (or if notice has already been given, during the remainder of your notice) less income tax and national insurance contributions. For the avoidance of doubt, the Payment in lieu shall not include any element in relation to:
(a)Any incentive award, bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made; and
(b)Any payment in respect of any holiday entitlements that would have accrued during the period for which the Payment in Lieu is made.

In cases of ‘gross misconduct’ we can end your employment immediately without notice and without paying you compensation, damages, or anything in relation to your notice period. Examples of gross misconduct are given in part 2 under ‘gross misconduct’.
Your employment may also be terminated, either on notice or without notice or pay in lieu of notice, if you fail to meet the requirements of the FCA and/or PRA, including but not limited to any serious breach by you of any regulatory rule or regulation that applies to your employment, or if you cease to be fit and proper to perform your role (where this is a requirement of your role).
AIG shall be entitled to terminate your employment in accordance with this Agreement notwithstanding that such termination may prejudice your eligibility or entitlement to receive benefits under the Group Income Protection Scheme or any other such scheme in respect of which AIG or any Group Company has paid premiums for you or to sick pay or any bonus or other incentive plan or scheme in which you may

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from time to time participate or be eligible to participate. All benefits cease on termination of employment.

15.Garden leave
We may put you on ‘garden leave’. This is when you have given or received notice of your employment and, during your notice period, you do not come into work, and you do not perform some or all of your duties.
During any period of garden leave:
(a)We shall be under no obligation to provide any work to you and may revoke any powers you hold on AIG’s behalf;
(b)We may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide provided always that any such duties are suitable to and commensurate with your skills, experience and status;
(c)You shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d)You shall remain an employee of ours and bound by the terms of this agreement (including any implied duties of good faith and fidelity);
(e)You shall ensure that your manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)We may exclude you from our and any AIG premises; and
(g)We may require you not to have business related contact or dealings with (or attempt to have business contact or dealings with) any officers, employees, consultants, clients, brokers, customers, suppliers, agents, distributors, shareholders, advisers, or other business contacts of AIG.
(h)Any accrued but unused holiday entitlement shall be deemed to be taken during any period of garden leave.

Please note that if your employment terminates on a Saturday, Sunday or a bank/public Holiday, the policies (to which AIG pays premiums on your behalf) including private health, life assurance, group income protection and the right to a company car (if applicable) will cease to have effect on the Friday immediately preceding this day. For example, if your notice period expires on a Sunday, your entitlement will finish at 5pm on the preceding Friday.

16.Our property
All company property, including but not limited to, documents, manuals, company cars, equipment, hardware, and software (together with copies), keys and security passes provided for your use, remain our property and must be returned immediately when your employment ceases (or on the preceding Friday, should your employment terminate on a Saturday, Sunday, or Bank / Public Holiday). Similarly, any documents, assets, or property you receive from clients or brokers in connection with your work must be returned this way.

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17.Conflicts of interest
You must devote your full attention to your work with us. For this reason, you cannot act directly or indirectly to advise, provide your services to, or perform duties for any non-AIG company or person or become involved in any other business without written permission from your profit centre manager or department head. This permission can be withdrawn at any time for any reason.
You shall not during your employment introduce to, or plan or attempt to introduce to, any other person, firm, company, organisation or business of any kind with which AIG, or any Group Company for which you have performed services under this Agreement, is able to deal, and you shall not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by AIG, or any Group Company for which you have performed services under this Agreement, with any third party, without first disclosing such interest or benefit to the senior UK Compliance Officer and obtaining his/her written approval.

18.Intellectual property
To the extent permitted by law, all intellectual property rights which arise during your period of employment with AIG and by virtue of your activities in the course of your employment shall belong to AIG absolutely. These shall include (without limitation) copyright, trademarks, patents and other rights in inventions, trade and business names, design rights and registered designs, rights in know-how and rights in databases and in each case whether registered or unregistered which may from time to time subsist in any part of the world and all applications for the grant of the foregoing. You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.
You shall, at the request and expense of AIG, forthwith execute such documents and do such things as may reasonably be required to obtain, defend, and enforce AIG's interest in any intellectual property rights mentioned above.
Where any intellectual property rights falling within the scope of this clause have been created jointly by you and any other person or persons, you shall, without prejudice to your obligations under this clause, use your best endeavours to procure that the other person or persons assign(s) to AIG his or their interest in such rights.
You shall immediately on the termination of your employment deliver to a member of the Human Resources team or such other person as AIG may nominate in writing all materials in your possession or control relating to any intellectual property rights belonging to AIG (including rights falling within the scope of this clause which have not yet formally vested in AIG) which shall include (without limitation) all reports, studies, data, drawings, diagrams, charts, designs, records and computer software on whatever media together with all drafts and working papers relating to such materials.

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19.Confidentiality
You acknowledge that during your employment you will, in the performance of your duties, become aware of trade secrets and other confidential information relating to AIG, its Group Companies, their businesses and its and their current and prospective clients and customers and their businesses.
It is a fundamental term of your employment that you will not, save as required by law or by a regulatory body, during your employment or at any time after it terminates, disclose or communicate to any person or persons or make use or copy (other than in the proper performance of your duties under this Agreement) and shall use your best endeavours to prevent any disclosure, communication or use by any other person of trade secrets and other confidential information relating to AIG, any Group Company, their businesses and its and their current and prospective clients and customers and their businesses and shall not use to the detriment of AIG or any Group Company any information relating to AIG or any Group Company. Disclosure of any such confidential information should only be made with the express written consent of a director of AIG or where such disclosure is required by court order.
Nothing in this contract is intended to prevent you from making a public interest disclosure in accordance with the law.

20.Compliance
You undertake to comply at all times with, and to use best efforts to ensure that AIG's business is at all times carried on in accordance with, the regulatory regime applicable to AIG and you from time to time (including all relevant provisions of the Financial Services and Markets Act 2000 (as amended) and all applicable securities laws and regulations).
You undertake the comply at all times with the policies and procedures contained in AIG's compliance manual and with any other compliance policies and procedures from time to time adopted by AIG.
You agree to cooperate fully with the person from time to time appointed as AIG's compliance officer and, in particular, to provide to the compliance officer or their designee promptly on request all such information and documents as they may from time-to-time request in connection with the performance of the compliance function.
You agree that AIG may take, or require you to take, all steps necessary to comply with any instruction, direction or request properly made or imposed by or on behalf of the FCA and to co-operate fully with the FCA where so required.

21.Restrictions
During your employment with us you will have access to confidential information and business secrets about us, our employees, and our clients. To protect our interests, you agree that for six months from the date your employment with us ends (less any period of garden leave if applicable), you will not do the following (indirectly or directly for yourself or on behalf of any other company or person):

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•Encourage any of our employees of the level of Grade 21 and above who were employed by us during the six months before you left work, and who you had regular dealings with during your employment, to stop working for us.
•Try to get business from any person, firm or company who was a client or customer of ours during the six months before you left work, and who you had regular dealings with during your employment.
The foregoing restrictions will not apply if you resign due to a change in your direct reporting line to Peter Zaffino and do not receive ESP equivalent severance.
22.Data protection
You acknowledge that we, and other companies in the AIG group, will collect and process information about you in connection with your employment with AIG and that we will keep and use this information in accordance with our data protection policies and data protection legislation. You acknowledge that, due to the international nature of our business, your information will be transferred to other countries in which AIG or our partners, regulators and service providers are located. This includes countries outside the European Union. To learn more about how we use your information and your rights in relation to it, please see our Human Resources Privacy Notice available in the office manual.
You agree to comply with data protection laws, and any of our rules, policies and relating to data protection, in force from time to time.

23.Investigating complaints against you
To investigate a complaint against you, we may suspend you on full pay and prevent you from entering any of our offices or the offices of any company in the AIG group. We may do this for as long as is necessary to carry out a proper investigation and to hold any disciplinary hearings.

24.Information security policy
You must comply with our information security policy as set out in the office manual.
It is usually illegal to copy any computer software we buy or use under a license agreement. You must not copy any computer program without our permission. Also, you must not use any unauthorised software on any of our computers.
Our electronic communications systems are intended for business use, and you should view them as business tools. We have access to the internet and e-mail facilities to allow us to connect with sources of information from around the world.
You cannot install any software, games, screensavers, or computer equipment without our permission. Also, you cannot use our systems to get access to any web-based e-mail system from any third-party providers (for example, Gmail, Hotmail, or Yahoo mail).

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We respect the privacy of your communications. However, we cannot guarantee that any communication will be kept private. Although we do not plan to routinely monitor the content of individual messages, telephone calls or other communications, we may need to do so at times.
If you do not keep to our information security policy, we may take disciplinary action against you.

25.Handover obligations
You must comply with all regulatory rules and requirements regarding the handover of your responsibilities, as may apply to you in the event that you cease to perform a particular function or responsibility. We will notify you of any such requirements at the appropriate time.

26.Amendments
We can alter the policies and procedures set out in part 2 of this agreement. We will normally give you reasonable notice of any change. We may provide that notice in any way, including by e-mail.
We may change, replace, or end any term or condition in part 1 of this agreement. We will give you notice of any change in writing, giving you as much notice as is fair and reasonable in the circumstances.

Any notice given by either employer, whether under this clause or otherwise, constitutes notice on behalf of both employers, except where otherwise specified and subject to any applicable laws.
Compensation under this agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time. You may receive compensation under this agreement only to the extent that it is consistent with those regulations and requirements.

27.Rights of other people
No person other than you or AIG can enforce this agreement under the Contracts (Rights of Third Parties) Act 1999, but this does not affect any right another person has under any other law.

28.Governing law
This agreement will be governed by English law.

29.Jurisdiction
In the event of any claim, dispute or difference arising out of or in connection with this agreement, you and we agree to the non-exclusive jurisdiction of the Courts of England.

30.Training

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You may be required or offered the opportunity to undergo training by AIG from time to time and you agree to undertake such training as is reasonably requested by AIG from time to time. Details of any such training requirement will be provided to you separately.

31.Collective agreements
There are no collective agreements which directly affect the terms and conditions of your employment.

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Part 2
Other information

This section sets out the policies and procedures which do not form part of your employment contract, but which are relevant to your employment with us. This section provides a broad overview and so does not cover every benefit or policy in detail. More information is given in the office manual which is available on our company intranet site.

1.Reporting absence
If you cannot come to work because you are ill you must, if reasonably practicable, let your supervisor or manager know within fifteen minutes of your normal start time on the first day of your absence. You must give details of your illness or injury and an indication of when you should be able to return to work. While you are off work you must continue to keep us fully informed of your condition.

For the first seven days of your illness (including weekends) you do not need a doctor’s certificate. Instead, you must submit ‘self-certification’ for your absence entering details of the time off in Workday when you return to work. If your illness lasts longer than seven days, you must provide a doctor’s certificate when you return to work.
If you do not report your absence from work to us as soon as is reasonably possible, we will consider your absence as unauthorised and you will not receive sick pay.

2.Equal opportunities
We are an ‘equal opportunities’ employer. This means that we aim to make sure that we treat all staff and job applicants in a fair way when applying policies and practices, including those of recruiting, promoting, and training staff, and setting terms and conditions of employment. This will be regardless of a person’s sex, race, age, disability, colour, nationality, ethnic or national origin, sexual orientation, gender reassignment, marriage or civil partnership status, pregnancy or maternity, religion or belief or trade union membership. By law staff must not discriminate against other staff members or clients and should promote the spirit of our equal opportunities policy.
If you do not keep to our equal opportunities policy, we will investigate the matter fully and we may take disciplinary action against you.

3.Grievance, disciplinary and appeals procedures
Full details of our grievance, disciplinary and appeals procedures are given in the office manual.
If you have a complaint (a grievance) or you do not agree with the outcome of any disciplinary action, contact your manager or Human Resources Department. If you are not satisfied with your manager’s response, the matter will be passed to a more senior manager.

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4.Gross misconduct
Examples of actions we consider to be gross misconduct and so lead us to ending your employment immediately include, but are not limited to, the following:
•Persistent refusal to obey a reasonable instruction from a superior who is authorised to issue such instruction
•Gross insubordination
•A serious or persistent breach of the terms and conditions of your employment
•Gross negligence
•Action capable of bringing AIG into disrepute
•Deliberate or seriously negligent breach of safety or security regulations
•Intentionally or recklessly hazarding the safety of any person
•Charges relating to or conviction of a crime which in AIG’s judgement makes the employee unsuitable for their type of work or unacceptable to other staff
•Unauthorised removal of or wilful damage to company property
•Being under the adverse influence of alcohol or drugs, or in possession of drugs or other substances, save those properly prescribed by a bona fide medical practitioner and used in accordance with that prescription
•Gross misbehaviour, including insobriety, which in the particular situation, and whether on or away from AIG’s premises, leads to serious incapability, danger, offence or serious embarrassment to AIG, its employees, associates, or clients or is otherwise in the context inappropriate or unprofessional
•Falsification of a qualification that is a stated requirement of the employee’s employment or results in financial gain to the employee
•Deliberate falsification of records, reports, accounts, expense claims or self-certification forms, whether or not for personal gain
•Violence or its threat, or abusive or threatening behaviour
•Bullying, discrimination, or harassment of or indecent behaviour towards another member of staff [or any person you engage with whilst carrying out your duties] including, but not limited to, that based on sex (including gender reassignment), disability, sexual orientation, marital or civil partnership status, age, religion or belief, race, national or ethnic origin, colour or nationality
•Unauthorised or unacceptable use of company information technology systems including the e-mail and Internet systems
•Unauthorised disclosure or misuse of confidential personal data
•Deliberate infringement of AIG Global Information Handling Policy
•Breach of the AIG Code of Conduct
•Any form of dishonesty, including but not limited to fraud or theft
•Unauthorised or unexplained absence
•Failing to meet the required standards of conduct specified in a final written warning
•Unauthorised signing of documentation committing AIG to any financial obligation or exceeding your authority in any other way
•Failing to meet the requirements of the FCA and/or PRA, including any serious breach of any regulatory rule or regulation that applies to your employment, or if you cease to be fit and proper to perform your role (where this is a requirement of your role).

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5.Health and safety
We recognise and accept our responsibility to protect (as far as is reasonably possible) the health and safety of all staff while at work. Details of our health and safety policy are available in the office manual.
All employees are responsible for their own personal safety, and they also have a responsibility to fellow employees. So, you must familiarise yourself with and keep to all health and safety procedures, including fire regulations.

6.Smoking policy
Smoking, including the use of electronic cigarettes, is not allowed in any of our offices in the UK.

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